EXHIBIT 3.2

AMENDMENT TO RESTATED

CERTIFICATE OF INCORPORATION

OF

HALO COMPANIES, INC.

(Pursuant to Section 242 of the General
Corporation Law of the State of Delaware)

Halo Companies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:  The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (the “Amendment”), declaring the Amendment to be advisable and calling for submission thereof to the stockholders of the Corporation.  The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that subject to stockholder approval in accordance with the Delaware General Corporation Law, the first paragraph of Article FOURTH of the Corporation’s Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:

The total number of shares of which the Corporation shall have authority to issue is Three Hundred Seventy-Six Million (376,000,000), of which Three Hundred Seventy-Five Million (375,000,000) shall be Common Stock with a par value of $0.001 per share, and One Million shall be Preferred Stock with a par value of $0.001 per share.  Each 7.57 shares of Common Stock issued and outstanding immediately prior to the time this Restated Certificate of Incorporation becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of Common Stock.

SECOND:  This Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Halo Companies, Inc. has caused this Amendment to Restated Certificate of Incorporation to be signed by its Chief Executive Officer on this ___ day of __________, 2009.

Halo Companies, Inc.

By:          _______________________________
Brandon Cade Thompson
Chief Executive Officer